EXHIBIT 99.2


               [GRAPHIC OMITTED - LOGO OF WILLIAMS SCOTSMAN, INC.]


For Further Information Contact:
         Gerard E. Keefe
         Chief Financial Officer
         (410) 931-6108


                   WILLIAMS SCOTSMAN, INC. ANNOUNCES PROPOSED
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                      $100 MILLION OFFERING OF SENIOR NOTES
                      -------------------------------------


Baltimore, MD February 7, 2002 - Williams Scotsman, Inc. today announced plans to offer $100 million of its 97/8% senior notes due 2007 in a private offering. The proceeds of this offering will be used primarily to repay a portion of the Company's indebtedness under its existing credit agreement. The offering of the senior notes is expected to close by the end of the month.

The securities to be offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The matters described in this press release contain forward-looking statements that are made pursuant to the safe harbor provisions of the private securities litigation reform act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.